Exhibit 10.21

GCA HOLDINGS, INC.

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of May 13, 2004 by and among GCA Holdings, L.L.C., a Delaware limited liability company that shall be converted into a Delaware corporation named GCA Holdings, Inc. (the “Company”), and the Persons listed on the Schedule of Investors attached hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the parties to this Agreement are parties to a Securities Purchase and Exchange Agreement, dated as of April 21, 2004, as amended (the “Securities Purchase Agreement”), pursuant to which, among other things, certain Investors shall purchase equity interests in the Company that shall become, upon the conversion of the Company to a corporation, shares of the Company’s Class A Preferred Stock, par value $.01 per share (the “Class A Preferred”) and shares of the Company’s Class B Preferred Stock, par value $.01 per share (the “Class B Preferred,” and, together with the Class A Preferred, the “Preferred Stock”) and, for purposes of this Agreement, the shares of Preferred Stock that are issued upon conversion of the Company from a limited liability company to a corporation shall be deemed to have been issued pursuant to the Securities Purchase Agreement);

WHEREAS, in order to induce the Investors to enter into the Securities Purchase Agreement and consummate the transactions contemplated thereby, the Company has agreed to enter into this Agreement for the benefit of the Investors;

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the Securities Purchase Agreement; and

WHEREAS, unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 2 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Covenants.

1A. Financial Statements and Other Information. The Company shall deliver to each Investor (so long as such Investor and/or its Affiliates holds any Preferred Stock or Common Stock) and to each holder of at least 5% of the outstanding Preferred Stock or Underlying Common Stock or at least 5% of the outstanding Common Stock (calculated on a fully-diluted basis):

(i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth for each monthly period in each fiscal year comparisons to the Company’s budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnote disclosures with respect thereto and subject to changes resulting from normal year-end adjustments for recurring accruals);

(ii) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion of a “Big Four” accounting firm selected by the Company’s board of directors, (b) a copy of such firm’s annual management letter to the Company’s board of directors, if any, and (c) in each case, comparisons to the Company’s annual budget and to the preceding fiscal year;

(iii) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(iv) at least 30 days but no more than 60 days prior to the beginning of each fiscal year, an annual budget and operating plan prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets or operating plans prepared by the Company and any revisions of such annual or other budgets or operating plans;

(v) copies of all certificates, notices and other information delivered or required to be delivered to the Administrative Agent (as defined in the Senior Credit Agreement) under the Senior Credit Agreement at the same time that such certificates, notices and other information are delivered or required to be delivered to the Administrative Agent; and

(vi) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any such Person may reasonably request.

Each of the financial statements referred to in subparagraphs (i) and (ii) above shall present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods set forth therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures with respect thereto and changes resulting from normal year-end adjustments for recurring accruals. Notwithstanding the foregoing, the provisions of this paragraph 1A and paragraph 1B below shall cease to be effective so long as the Company is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements. Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its Subsidiaries under this paragraph 1A or paragraph 1B below shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Company or any of its Subsidiaries obtained by it pursuant to this paragraph 1A or paragraph 1B below and all such nonpublic proprietary information shall be used solely for purposes directly related to such Person’s equity interest in the Company; provided that, notwithstanding the foregoing or the provisions of any confidentiality agreement in favor of the Company, each such Person may disclose such information in connection with the sale or transfer of any Preferred Stock or Common Stock if such Person’s transferee agrees in writing to be bound by the provisions hereof. For purposes of this Agreement and the Registration Agreement, all holdings of Preferred Stock and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and the Registration Agreement.

1B. Inspection of Property. The Company shall permit any representatives designated by any Investor that was an original party hereto (so long as such Investor and/or its Affiliates holds any Preferred Stock or Common Stock) or any holder of at least 10% of the outstanding Preferred Stock or Underlying Common Stock or at least 10% of the outstanding Common Stock (calculated on a fully-diluted basis), upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof and (iii) consult with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries concerning the affairs, finances and accounts of the Company and its Subsidiaries. For purposes of this paragraph 1B, in addition to the Investors listed on the Schedule of Investors as of the date hereof, each other Summit Investor, each other Tudor Investor, GM Capital Partners I, L.P. and HarbourVest Partners VI-Direct Fund, L.P. shall each be deemed to be original parties to this Agreement. The presentation of an executed copy of this Agreement by any Investor that was an original party hereto, along with reasonable evidence of compliance with the ownership thresholds set forth immediately above, to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.

1C. Certain General Restrictions. Without the prior written consent of M&C (so long as M&C holds at least 20% of the outstanding Common Stock calculated on a fully-diluted basis) and the prior written consent of the holders of a majority of the outstanding Preferred Stock (so long as the Summit Investors and the Tudor Investors hold in the aggregate at least 20% of the Underlying Common Stock), and, with respect to subparagraph (v) below, without the prior written consent of the Tudor Investors holding a majority of the outstanding Preferred Stock (so long as the Tudor Investors hold in the aggregate at least 50% of the Preferred Stock held by the Tudor Investors on the date hereof), prior to the consummation of an Initial Public Offering or a Sale of the Company (at which time the provisions of this paragraph 1C shall automatically terminate and shall be of no further force and effect) the Company shall not (and, in the case of subparagraph (iii) below, M&C, the Summit Investors and the Tudor Investors shall not):

(i) except pursuant to a public offering registered under the Securities Act in which the aggregate price paid by the public for the shares shall be at least $50,000,000, issue or sell any additional capital stock or other equity securities to any Person unless at the time thereof there exists a default or potential event of default under any of the Company’s or any of its Subsidiaries’ financing agreements, except that the Company may establish an employee stock option plan or employee stock ownership plan that shall dilute all of the Company’s stockholders on a pro rata basis so long as the total authorized number of shares thereunder does not exceed 5% of the outstanding Common Stock (assuming conversion of the Preferred Stock and the issuance of all shares authorized under such plan) at the time of the adoption of such plan and so long as no single participant under such plan shall receive options or other rights thereunder to more than 2% of the outstanding Common Stock (assuming conversion of the Preferred Stock and the issuance of all shares authorized under such plan) calculated as of the date of the adoption of such plan;

(ii) acquire, or permit any of its Subsidiaries to acquire, any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) involving an aggregate consideration (including, without limitation, the assumption of funded indebtedness whether direct or indirect) in any one transaction or series of related transactions greater than 10% of the Company’s consolidated net revenues for the twelve-month period immediately preceding the consummation of such transaction;

(iii) (a) enter into an agreement for the Sale of the Company or enter into an exclusivity agreement with respect to a Sale of the Company without providing at least 30 days prior written notice thereof to each of M&C and the holders of the outstanding Preferred Stock or (b) consummate a Sale of the Company to any Person that is an Affiliate of M&C or with respect to which any of the Summit Investors or any of the Tudor Investors directly or indirectly hold a greater than 10% equity interest or possess the right to elect a majority of the board of directors or similar governing body;

(iv) incur, or permit any of its Subsidiaries to incur, any indebtedness for borrowed money (other than indebtedness relating to ATM vault cash, off-balance sheet financing and similar obligations incurred in the ordinary course of business) or enter into any agreement, commitment, assumption or guarantee with respect thereto if such particular financing involves an amount equal to the greater of (a) $25,000,000 and (b) an amount that would result in the Company’s Leverage Ratio being greater than the Company’s Leverage Ratio immediately following the consummation of the transactions contemplated in the Securities Purchase Agreement;

(v) enter into, amend, modify or supplement, or permit any of its Subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any Investor or any Investor’s officers, directors, stockholders or Affiliates, except as otherwise contemplated by this Agreement or any of the other agreements executed and delivered in connection herewith; or

(vi) increase the authorized size of the Company’s board of directors above seven (7) members.

1D. Certain Negative Covenants. So long as the Summit Investors and the Tudor Investors hold in the aggregate at least 20% of the Underlying Common Stock, prior to the consummation of a Qualified Public Offering or a Sale of the Company (at which time the provisions of this paragraph 1D shall automatically terminate and shall be of no further force and effect), the Company shall not (without the prior written consent of the holders of a majority of the outstanding Preferred Stock):

(i) directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other equity securities, except that the Company may declare and pay dividends payable in shares of its Common Stock issued upon the outstanding shares of its Common Stock and any of its Subsidiaries may declare and pay dividends or make distributions to the Company or any Wholly-Owned Subsidiary;

(ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s or any of its Subsidiaries’ capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), other than repurchases of Common Stock from former employees of the Company and its Subsidiaries upon termination of employment either at cost or, if for other than cost, for an aggregate purchase price of no more than $250,000 in any twelve-month period pursuant to arrangements approved by the Company’s board of directors; or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;

(iii) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including,

without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions, distributions upon liquidation or otherwise, or (c) any additional shares of Preferred Stock;

(iv) make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (a) reasonable advances to employees in the ordinary course of business (but expressly prohibiting any loans or the arranging of any loans to or for the benefit of any employees for any purpose), (b) acquisitions as described in and as otherwise permitted pursuant to subparagraph (viii) below, (c) prepaid commissions paid to third party commercial customers in the ordinary course of business consistent with past practice not exceeding $1,000,000 to any single customer or group of related customers in any twelve-month period and not exceeding $2,500,000 in the aggregate to all customers in any twelve-month period, (d) Investments having a stated maturity no greater than one year from the date the Company or any of its Subsidiaries makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50,000,000 or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., and (e) Investments by GCA in QuikPlay after the date hereof to the extent constituting Mandatory Capital Contributions (as defined in the QuikPlay LLC Agreement) pursuant to the terms of the QuikPlay LLC Agreement (as in effect as of the date hereof);

(v) merge or consolidate with any Person or, except as permitted by subparagraph (viii) below, permit any of its Subsidiaries to merge or consolidate with any Person (other than a merger of a Wholly-Owned Subsidiary with another Wholly-Owned Subsidiary);

(vi) sell, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of, more than 5% of the consolidated assets (including, without limitation, the capital stock or other ownership interests of any of its Subsidiaries) of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP consistently applied, contribution to the Company’s revenues or earnings, or fair market value, determined by the Company’s board of directors in its reasonable good faith judgment) in any transaction or series of related transactions; or sell or permanently dispose of any of its or any of its Subsidiaries’ material Intellectual Property Rights;

(vii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, or the formation of a parent holding company for the Company);

(viii) acquire, or permit any of its Subsidiaries to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture that is operated through a separate legal entity or its functional equivalent (but excluding commercial arrangements entered into in the ordinary course of business), involving an aggregate consideration paid by the Company or any of its Subsidiaries (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding

$1,000,000 in any one transaction or series of related transactions or exceeding $1,000,000 in any twelve-month period;

(ix) enter into, or permit any of its Subsidiaries to enter into, the ownership, active management or operation of any business other than the Business (as defined in the Securities Purchase Agreement);

(x) alter, amend, modify or repeal the Company’s or any of its Subsidiary’s certificate of incorporation or bylaws or other constituent documents, or file any resolution of the Company’s board of directors with the Delaware Secretary of State;

(xi) enter into, amend, modify or supplement, or permit any of its Subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ officers, directors, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except (without duplication) for (a) customary employment arrangements (but not employment agreements) and benefit programs on reasonable terms as approved by the Company’s board of directors (but with it being understood that in no event shall the Company or any of its Subsidiaries enter into any employment or other compensatory or benefit arrangement with Karim Maskatiya or Robert Cucinotta without the prior written consent required hereunder), or (b) as otherwise expressly contemplated by this Agreement or the Registration Agreement or the Stockholders Agreement executed and delivered in connection herewith;

(xii) increase, or permit any of its Subsidiaries to increase, any compensation (including salary, bonuses, benefits and other forms of current and deferred compensation) payable to any officer or director of the Company or any of its Subsidiaries above the amounts set forth on Exhibit A attached hereto, except for increases approved by the Company’s board of directors;

(xiii) establish or acquire or permit (a) any Subsidiaries other than Wholly-Owned Subsidiaries (except for QuikPlay) or (b) unless approved by the Company’s board of directors (including the affirmative vote of the directors elected by the holders of a majority of the Preferred Stock), any Subsidiaries organized outside of the United States and its territorial possessions (except for CashCall Systems, Inc.); or issue, sell or otherwise transfer (by dividend or distribution or otherwise), or permit any of its Subsidiaries to issue, sell or otherwise transfer (by dividend or distribution or otherwise), any shares of the capital stock or other ownership interests, or rights to acquire shares of the capital stock or other ownership interests, of any of its Subsidiaries to any Person other than the Company or a Wholly-Owned Subsidiary;

(xiv) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $525,000,000 outstanding at any time on a consolidated basis (and with it being understood that such permitted aggregate amount (x) includes the Transaction Debt as of the date hereof, but that such permitted aggregate amount shall be reduced from time to time by all principal payments on the Transaction Debt and all commitment reductions on the revolving credit loan in respect of the Senior Debt and (y) excludes Indebtedness that may be represented from time to time by ATM vault cash and similar obligations incurred by the Company and its Subsidiaries in the ordinary course of business consistent with past practice); create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Liens other than Permitted Liens; or amend, modify or waive any provision under any agreement or instrument relating to funded Indebtedness that would (a) increase the rates of interest applicable to the Indebtedness thereunder, (b) increase any fees payable thereunder, (c) extend the scheduled maturity date of any principal payment thereunder or advance or shorten any principal or interest payment dates thereunder or (d) extend or advance any revolving loan commitment reduction or termination dates thereunder;

(xv) make, or permit any of its Subsidiaries to make, any capital expenditures (including, for purposes of this subparagraph (xvi) and without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP consistently applied), exceeding $5,000,000 in the aggregate on a consolidated basis during any fiscal year; or

(xvi) consummate an initial public offering that does not constitute a Qualified Public Offering.

1E. Certain Affirmative Covenants. So long as the Summit Investors and the Tudor Investors hold in the aggregate at least 20% of the Underlying Common Stock, prior to the consummation of a Qualified Public Offering or a Sale of the Company (at which time the provisions of this paragraph 1E shall automatically terminate and shall be of no further force and effect), the Company shall, and shall cause each of its Subsidiaries to (unless it has received the prior written consent of the holders of a majority of the outstanding Preferred Stock):

(i) maintain the key-man life insurance policies referred to in the Securities Purchase Agreement (and not borrow against, pledge, assign, modify, cancel or surrender such policy) and maintain officers and directors liability insurance coverage of at least $10,000,000;

(ii) maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses;

(iii) use their commercially reasonable best efforts to avoid (a) the filing by the Company or any of its Subsidiaries for a gaming license, or the taking of any other action the result of which is that any Investor or any of its Affiliates could reasonably be expected to be required to procure or apply for a gaming license or a finding of suitability with any gaming regulatory authority in any state, tribal jurisdiction, foreign jurisdiction or other jurisdiction in which the Company or any of its Subsidiaries operate or (b) otherwise becoming subject to gaming regulations, the result of which is that any Investor or any of its Affiliates could reasonably be expected to be required to procure or apply for a gaming license or a finding of suitability with any gaming regulatory authority in any state, tribal jurisdiction, foreign jurisdiction or other jurisdiction (in each case, other than requests for waivers of qualification or suitability that are not unduly burdensome to such Investor or any of its Affiliates as determined in such Investor’s sole discretion);

(iv) enter into and maintain nondisclosure, non-solicitation and non-competition agreements with its key employees in the form of Exhibit B attached hereto; and

(v) cause GCA and each of its Wholly-Owned Subsidiaries that is a limited liability company to be converted to a corporation as soon as reasonably practicable (and in any event within 30 days) following the Closing under the Securities Purchase Agreement pursuant to a “Permitted C-Corp Reorganization” under the Senior Credit Agreement and the Indenture.

1F. Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall use it best efforts to file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

1G. Amendment of Other Agreements. The Company shall not (and shall not permit its Subsidiaries to) amend, modify or waive any provision of any stock purchase or option agreement or employment or other agreement entered into between the Company or any of its Subsidiaries and any of their executive officers or key employees or any of the Related Party Agreements without the prior written consent of the Company’s board of directors, including, with respect to the Related Party Agreements, the affirmative vote of the directors elected by the holders of a majority of the Preferred Stock. The Company shall (or shall cause its Subsidiaries to) enforce the provisions of the Related Party Agreements unless it is otherwise directed by the Company’s board of directors, including the affirmative vote of the directors elected by the holders of a majority of the Preferred Stock.

Section 2. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such control will be presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person, and with respect to the Tudor Investors the term “Affiliate” shall also include the Tudor Related Entities.

“Affiliated Group” has the meaning given it in Section 1504 of the Internal Revenue Code of 1986, as amended, and in addition includes any analogous combined, consolidated or unitary group, as defined under any applicable state, local or foreign income tax law.

“Common Stock” means shares of the Company’s common stock, par value $.01 per share.

“GAAP” means United States generally accepted accounting principles.

“GCA” means Global Cash Access, L.L.C., a Delaware limited liability company and a Wholly-Owned Subsidiary.

“Governmental Entity” has the meaning given to such term in the Securities Purchase Agreement.

“Indebtedness” means at any particular time, without duplication, (i) all indebtedness or other obligations of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) all obligations of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other similar instrument or debt security, (iii) all commitments by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) all off-balance sheet financings of the Company or any of its Subsidiaries, including synthetic leases and project financing, (v) all liabilities of the Company and its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vi) all obligations under capitalized leases, (vii) any indebtedness secured by a Lien on the Company’s or any of its Subsidiaries’ assets, (viii) all guarantees of the Company or any of its Subsidiaries in connection with any of the foregoing and any other indebtedness guaranteed in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse), and (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indenture” means that certain Indenture, dated as of March 10, 2004, by and among GCA, Global Cash Access Finance Corporation, CCI Acquisition, LLC, Central Credit, LLC and The Bank of New York relating to those certain 8¾% senior subordinated notes due 2012 in the original principal amount of $235,000,000, as may be amended, modified or supplemented from time to time.

“Intellectual Property Rights” has the meaning given to such term in the Securities Purchase Agreement.

“Initial Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Leverage Ratio” has the meaning given to such term in the Senior Credit Agreement.

“Liens” has the meaning given to such term in the Securities Purchase Agreement.

“M&C” means M&C International, a Nevada corporation.

“Permitted Liens” shall mean (i) statutory liens for current taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased real property of the Company or any of its Subsidiaries which are not violated by the current use and operation of such leased real property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property of the Company or any of its Subsidiaries which do not materially impair the occupancy or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s or any of its Subsidiaries’ business and (v) Liens securing the Senior Debt and any other Indebtedness permitted to be incurred hereunder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualified Public Offering” has the meaning given to such term in the Company’s certificate of incorporation.

“QuikPlay” means QuikPlay, LLC, a Delaware limited liability company.

“QuikPlay LLC Agreement” means that certain limited liability company agreement of QuikPlay, dated December 6, 2000, among QuikPlay, GCA and International Game Technology.

“Registration Agreement” has the meaning given to such term in the Securities Purchase Agreement.

“Related Party Agreements” means the Amended and Restated Agreement for Electronic Payment Processing among GCA, USA Payment Systems (“USAPS”) and USA Payments (“USAP”); the Professional Services Agreement between GCA and Infonox on the Web (“Infonox”); the Consulting Agreement between QuikPlay and Infonox; the Development Agreement between QuikPlay and Infonox; the Patent License Agreement between GCA and USAP; the Amended and Restated Software License Agreement between GCA and Infonox; and that certain letter agreement, dated as of May 13, 2004, by and among the Company, GCA, USAPS, USAP, Infonox, Karim Maskatiya and Robert Cucinotta, each as set forth on the Contracts Schedule attached to the Securities Purchase Agreement.

“Restricted Securities” means (i) the Common Stock held by any Investor, (ii) the Preferred Stock issued pursuant to the Securities Purchase Agreement, (iii) the Common Stock issued upon conversion of the Preferred Stock and (iv) any securities issued with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) been distributed to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

“Sale of the Company” means a sale of the Company pursuant to which one or more Persons acquire in any transaction or series of related transactions (i) all or substantially all of the outstanding capital stock of the Company (whether by merger, consolidation, reorganization or sale or transfer of the Company’s capital stock or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Senior Debt” means the Indebtedness outstanding under that certain Credit Agreement, dated March 10, 2004, among the Company, GCA, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (as such agreement is in effect as of the date hereof, the “Senior Credit Agreement”).

“Stockholders Agreement” has the meaning given to such term in the Securities Purchase Agreement.

“Subsidiary” has the meaning given to such term in the Securities Purchase Agreement.

“Summit Investors” means Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P. and Summit/GCA Holdings, LLC and any other investment fund directly or indirectly administered or managed by Summit Partners, L.P.

“Tudor Investors” means Tudor Ventures II, L.P., The Altar Rock Fund L.P., The Raptor Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C., The Tudor BVI Global Portfolio, Ltd. and any entity for which Tudor Investment Corporation or an Affiliate thereof acts as general partner and/or investment adviser, Tudor Investment Corporation, Tudor Group Holdings LLC, each of their respective Affiliates, or any Affiliate of Affiliated Group of Tudor Investment Corporation and/or Tudor Group Holdings LLC and/or its Affiliates.

“Tudor Related Entities” means, with respect to the Tudor Investors, any entities for which any of the Tudor Investors or any of its Affiliates serve as general partner and/or investment adviser or in a similar capacity, and all mutual funds or other pooled investment vehicles or entities under the control or management of any of the Tudor Investors or the general partner or investment adviser thereof, or any Affiliate of any of them.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by the Company or another Wholly-Owned Subsidiary of the Company (other than, in the case of a Subsidiary organized under the laws of a foreign jurisdiction, any capital stock or other ownership interests that are not so owned due solely to any foreign qualifying share or similar local law requirements of such foreign jurisdiction).

Section 3. Miscellaneous.

3A. Expenses. The Company shall pay, and hold each Investor and all holders of Preferred Stock and Underlying Common Stock harmless against liability for the payment of, (i) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby, or the Company’s certificate of incorporation or other constituent documents, (ii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the agreements contemplated hereby or the issuance or delivery of any shares of the Preferred Stock pursuant to the Securities Purchase Agreement or any shares of Common Stock issuable upon conversion of the Preferred Stock and (iii) the reasonable fees and expenses incurred by each such Person in any application, qualification, license, suitability report or other authorization or other filing with any Governmental Entity with respect to its investment in the Company or in any other such filing with any Governmental Entity with respect to the Company which mentions such Person.

3B. Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

3C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or fail to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of (i) the holders of a majority of the Underlying Common Stock and (ii) M&C so long as M&C holds at least 10% of the outstanding Common Stock on a fully-diluted basis; provided that any amendment, modification or waiver which adversely affects any Tudor Investor in a disproportionate manner from any Summit Investor must be approved by such Tudor Investor. No other course of dealing between the Company and the holder of any Preferred Stock or Underlying Common Stock or any delay in exercising any rights hereunder or under the Company’s certificate of incorporation shall operate as a waiver of any rights of any such holders.

3D. Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement which are for any Investor’s benefit as an Investor or holder of the Preferred Stock, Underlying Common Stock or Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock, including successor trusts or trustees, such Underlying Common Stock or such Common Stock as and to the extent provided herein, subject to the minimum threshold holding requirements set forth in paragraphs 1C, 1D and 1E above.

3E. Capital and Surplus; Special Reserves. The Company agrees that the capital of the Company (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock issued pursuant to the Securities Purchase Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company’s capital stock at any time on or after the date of this Agreement without the prior consent of the holders of a majority of the outstanding Preferred Stock. The Company also agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of the holders of a majority of the outstanding Preferred Stock.

3F. Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies, unless otherwise directed by the Company’s board of directors, with the written consent of the holders of a majority of the outstanding the Preferred Stock.

3G. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

3H. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

3I. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

3J. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3K. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Investor at the address indicated on the Schedule of Investors attached hereto and to the Company at the address indicated below:

GCA Holdings, Inc.

3525 E. Post Road, Suite 120

Las Vegas, Nevada 89120

Attn: Chief Executive Officer

Phone: (702) 855-3006

Facsimile: (702) 262-5039

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

3L. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.

3M. Complete Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.

GCA HOLDINGS, L.L.C.

By:	/s/ KARIM MASKATIYA
Its:	Chairman

M&C INTERNATIONAL

By:	/s/ ROBERT CUCINOTTA
Its:	Secretary

SUMMIT/GCA HOLDINGS, LLC

By:	Summit Ventures VI-A, L.P.
Its:	Manager

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	/s/ WALTER KORTSCHAK
Its:	Member

(Continuation of Signature Page to Investor Rights Agreement)

TPT GCA INVESTMENT LTD.

By:	/s/ ROBERT P. FORLENZA
Name:	Robert P. Forlenza
Its:	Director

TUDOR VENTURES GCA INVESTMENT LTD.

By:	/s/ ROBERT P. FORLENZA
Name:	Robert P. Forlenza
Its:	Director

TUDOR FUNDS GCA INVESTMENT LTD.

By:	/s/ ROBERT P. FORLENZA
Name:	Robert P. Forlenza
Its:	Director

(Continuation of Signature Page to Investor Rights Agreement)

HARBOURVEST VI-GCA LLC

By:	HarbourVest Partners VI-Direct Fund L.P.
Its:	Sole Member

By:	HarbourVest VI-Direct Associates LLC
Its:	General Partner

By:	HarbourVest Partners, LLC
Its:	Managing Member

By:	/s/ OFER NEMIROVSKY
Its:	Managing Director

(Continuation of Signature Page to Investor Rights Agreement)

CASINO CASH ACCESS CORP., ON BEHALF OF GM CAPITAL PARTNERS I, L.P., ITS SOLE STOCKHOLDER

By:	/s/ BRIAN S. KORN
Its:	President & Secretary

JPMORGAN CHASE BANK, AS TRUSTEE FOR FIRST PLAZA GROUP TRUST

By:	/s/ MARC PINSKY
Its:	Assistant Vice President

SCHEDULE OF INVESTORS

Summit GCA Holdings, LLC

c/o Summit Partners, L.P.

499 Hamilton Avenue, Suite 200

Palo Alto, California 94301

Telephone:	(650) 321-1166
Telecopy:	(650) 321-1188
Attention:	Walter G. Kortschak C.J. Fitzgerald

with a copy to:

(which shall not constitute notice to the Summit Investors)

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Telephone:	(312) 861-2000
Telecopy:	(312) 861-2200
Attention:	Ted H. Zook, P.C.

TPT GCA Investment Ltd.

Tudor Ventures GCA Investment Ltd.

Tudor Funds GCA Investment Ltd.

c/o Tudor Investment Corporation

50 Rowes Wharf, 6th Floor

Boston, Massachusetts 02110

Attention:	Robert Forlenza

with a copy to:

(which shall not constitute notice to the Tudor Investors)

Tudor Investment Corporation

1275 King Street

Greenwich, Connecticut 06831

Attention:	Stephen N. Waldman, Esq.

and

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

Telephone:	(617) 951-8000
Telecopy:	(617) 951-8736
Attention:	Victor J. Paci

HarbourVest VI-GCA LLC

c/o HarbourVest Partners, LLC

One Financial Center

44th Floor

Boston, MA 02111

Telephone:	(617) 348-3707
Telecopy:	(617) 350-0305

with a copy to:

(which shall not constitute notice to the HarbourVest Investors)

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telephone:	212 909 6170
Telecopy:	212 909 6836
Attention:	David J. Schwartz

Casino Cash Access Corp.

c/o GM Capital Partners I, L.P.

c/o General Motors Investment Management Corporation

767 Fifth Avenue, 16th Floor

New York, New York 10153

Telecopy:	(212) 418-3644
Attention:	Larry Rusoff

JPMorgan Chase Bank, as Trustee for First Plaza Group Trust

4 Chase MetroTech Center, 18th Floor

Brooklyn, New York 11245

Telecopy:	(718) 242-8695
Attention:	John A. Ferrante

with a copy to:

(which shall not constitute notice to JPMorgan Chase Bank,

as Trustee for First Plaza Group Trust)

General Motors Investment Management Corporation

767 Fifth Avenue, 16th Floor

New York, New York 10153

Telecopy:	(212) 418-3644
Attention:	Larry Rusoff

E-1

M&C International

2350 Mission College Blvd, Suite 200

Santa Clara, California 95054

Phone: (408) 492-0034

Facsimile:	(408) 492-9632
Attention:	President

with a copy to:

(which shall not constitute notice to such Investor)

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

Phone: (650) 813-5615

Facsimile:	(650) 494-0792
Attn:	Paul “Chip” L. Lion III, Esq.

E-2